Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Quoin Pharmaceuticals Ltd. on Form S-8 of our report dated March 15, 2023, with respect to our audit of the consolidated financial statements of Quoin Pharmaceuticals Ltd. as of and for the year ended December 31, 2022 appearing in the Annual Report on Form 10-K of Quoin Pharmaceuticals Ltd. for the year ended December 31, 2022.

/s/ Marcum llp

East Hanover, New Jersey

March 15, 2023